UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 15, 2005

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation or organization)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025

(Address of principal executive offices and zip code)

(650) 306-1650

(Registrant’s telephone number,

including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On April 15, 2005, the Board of Directors (the “Board”) of Landec Corporation (the “Company”) approved the accelerated vesting of all unvested and “out-of-the-money” options (the “Acceleration”) previously granted to employees under the Company’s 1996 Stock Option Plans (collectively, the “Plans”) which have an exercise price greater than $6.25, the closing price of the Company’s common stock on April 15, 2005.

Pursuant to the Acceleration, options granted under the Plans to purchase 192,026 shares of the Company’s common stock (of which 110,419 shares are subject to options held by executive officers) that would otherwise have vested at various times within the next three years became fully vested.  As a result of the Board’s decision to approve the Acceleration, each option agreement underlying options subject to the Acceleration is deemed to be amended to reflect the Acceleration as of the effective date, but all other terms and conditions of each such option agreement remain in full force and effect.

The executive officers have agreed that they will not sell any shares acquired through the exercise of an accelerated option prior to the date on which the exercise of that option would have been permitted under the option’s original vesting schedule.

The decision to initiate the Acceleration under the Plans was made to reduce compensation expense that might be recorded in future periods following the Company’s adoption of Financial Accounting Standards Board (“FASB”) Statement No. 123, “Share-Based Payment” (“SFAS 123(R)”).  SFAS 123(R) will require the Company to record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each such award.  The Company currently discloses the pro forma effect of such compensation expense in a pro forma footnote disclosure in its financial statements, as permitted under the transition guidance provided by the FASB.  The Company estimates that the aggregate pro forma compensation expense related to the Acceleration is approximately $600,000, before taxes, based on estimated value calculations using the Company’s present Black-Scholes methodology for calculating pro forma compensation expense.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDEC CORPORATION
Registrant

Date: April 20, 2005	By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and
Chief Financial Officer